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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT



     We consent to the incorporation by reference in Registration Statements No. 333-59041, 333-59043, 333-47433, 333-03769, 333-97640, 333-09549, and 333-60942
of Serologicals Corporation on Form S-8 of our report dated February 28, 2003 relating to the consolidated financial statements of Serologicals Corporation as of and for the year ended December 29, 2002 (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (1) the Company's change in its method of accounting for goodwill and other intangible assets to conform with Statement of Financial Accounting Standards No. 142 and
(2) the application of procedures relating to certain adjustments and disclosures of financial statement amounts related to the 2001 and 2000 financial statements that were audited by other auditors who have ceased operations and for which we have expressed no opinion or other form of assurance other than with respect to such adjustments and disclosures) appearing in this Annual Report on Form 10-K of Serologicals Corporation for the year ended December 29, 2002.


/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia
March 25, 2003